Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

FactSet Board Member and Former President and COO Michael DiChristina Passes Away

February 27, 2015 (Norwalk, CT) – Michael F. DiChristina, Board Member and former President and COO of FactSet Research Systems Inc. (NYSE: FDS | NASDAQ: FDS), passed away yesterday.

DiChristina, whose career spanned 29 years at FactSet, ably led the firm through several technology transitions as FactSet grew to become a leading provider of financial analytics and data to the global investment community. After his retirement, Mr. DiChristina continued to inspire technologists at FactSet by supporting internal events such as the annual Hackathon.

“Mike was a generous leader. His passion for innovation inspired all of us,” said Philip Hadley, CEO of FactSet. “His ongoing vision, to take advantage of the advances in software, hardware, and communications technologies to enhance our clients’ workflows, continues to drive our culture. He was intellectually curious in a wide range of areas. Mike’s imprint on our company, our products, and our culture through his focus on diversity and inclusiveness cannot be overstated. He will be greatly missed.”

Mr. DiChristina joined FactSet in 1986 as a Software Engineer and served as the company’s Director of Software Engineering from 1990 to 1999. He then held the title of President and Chief Operating Officer until 2009, when he retired from active company management. Mr. DiChristina had been a member of FactSet’s Board of Directors since 2000.

Prior to joining FactSet, Mr. DiChristina worked as a software engineer at Morgan Stanley & Co. He received a B.S. in Electrical Engineering from Massachusetts Institute of Technology.

About FactSet

FactSet, a global provider of financial information and analytics, helps the world’s best investment professionals outperform.  More than 55,000 users stay ahead of global market trends, access extensive company and industry intelligence, and monitor performance with FactSet’s desktop analytics, mobile applications, and comprehensive data feeds. The Company has been included in FORTUNE's Top 100 Best Companies to Work For, the United Kingdom’s Great Places to Work and France’s Best Workplaces. FactSet is listed on the New York Stock Exchange and NASDAQ (NYSE:FDS) (NASDAQ:FDS). Learn more at www.factset.com, and follow us on Twitter: www.twitter.com/factset.

Contact:

Rachel R. Stern

FactSet Research Systems Inc.

203.810.1000

FactSet Research Systems Inc.     601 Merritt 7   3rd floor   Norwalk, CT 06851    T 203.810.1000   F 203.810.1001